Exhibit 10.1

Eleventh Amendment to Lease

This Eleventh Amendment to Lease (“Eleventh Amendment”) is entered into and effective June 1, 2020 (“Effective Date”) by and between Southport Business Park Limited Partnership, a North Carolina limited partnership (“Landlord”) and Interpace Pharma, Solutions, Inc. (f/k/a Interpace BioPharma, Inc.), a Delaware corporation, a wholly owned affiliate of Interpace Biosciences, Inc., a Delaware corporation (“Tenant”).

RECITALS:

A. Landlord and Tenant (or its successors-in-interest) previously entered into a certain Lease Agreement dated June 12, 2004, as amended by that certain letter agreement dated October 21, 2004, as amended by that certain Second Amendment to Lease dated June 17, 2005, as amended by that certain Letter Agreement dated September 19, 2005, as amended by that certain Third Amendment to Lease dated May 25, 2006, as amended by that certain Fourth Amendment to Lease dated December 20, 2007, as amended by that certain Fifth Amendment to Lease dated June 15, 2009, as amended by that certain Sixth Amendment to Lease dated June 3, 2010, as amended by that certain Seventh Amendment to Lease dated October 26, 2010, as amended by that certain Eighth Amendment to Lease dated July 29, 2011, as amended by that certain Ninth Amendment to Lease dated November 7, 2012, as amended and assigned by that certain Tenth Amendment to Lease, Assignment, Assumption, and Consent to Assignment dated July 15, 2014, as assigned by that certain Assignment of Lease dated July 15, 2019 (collectively, the “Lease”) for certain premises consisting of approximately 24,906 sq. ft. known as Suite 400 (“Premises”) located in the building situated at 133 Southcenter Court, Morrisville, North Carolina 27650.

B. The current term of the Lease (“Term”) is set to expire on May 31, 2020.

C. Landlord and Tenant desire to enter into this Eleventh Amendment for the purpose of revising certain terms of the Lease, including extension of the Term, as set out with specificity below.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Recitals. The foregoing recitals are true, accurate and are incorporated herein by reference. The capitalized terms which are not defined herein shall have the same meaning as otherwise set out in the Lease.

2. Extension of Term. Landlord and Tenant extend the Term of the Lease for ten (10) additional years, commencing on June 1, 2020 and continuing until 11:59 p.m. (Eastern time) on May 31, 2030.

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3. Rent.

(a) Minimum Rent. Commencing on June 1, 2020, Tenant shall pay rent (“Minimum Annual Rent”) to Landlord in equal consecutive monthly installments (“Monthly Minimum Rent”) due on the first day of each calendar month in the amounts set forth below, and otherwise in accordance with the terms of the Lease:

Dates	Rent/RSF	Monthly Minimum Rent		Minimum Annual Rent

06-01-2020 to 05-31-2021	$14.10	$29,264.55	*	$351,174.60	*
06-01-2021 to 05-31-2022	$14.52	$30,142.49		$361,709.84
06-01-2022 to 05-31-2023	$14.96	$31,046.76		$372,561.13
06-01-2023 to 05-31-2024	$15.41	$31,978.16		$383,737.97
06-01-2024 to 05-31-2025	$15.87	$32,937.51		$395,250.11
06-01-2025 to 05-31-2026	$16.35	$33,925.63		$407,107.61
06-01-2026 to 05-31-2027	$16.84	$34,943.40		$419,320.84
06-01-2027 to 05-31-2028	$17.34	$35,991.71		$431,900.46
06-01-2028 to 05-31-2029	$17.86	$37,071.46		$444,857.48
06-01-2029 to 05-31-2030	$18.40	$38,183.60		$458,203.20

     * Subject to the rent abatement set forth in Section 3(b) below.

(b) Abated Monthly Minimum Rent. The Minimum Annual Rent is subject to six (6) months of rent forgiveness. Provided that there is no outstanding uncured Event of Default (as defined in Section 12.01 of the original Lease) by Tenant, Landlord shall forgive payment of the Monthly Minimum Rent for June 2020, July 2020, August 2020, September 2020, October 2020, and November 2020 (“Abatement Period”) totaling $175,587.30 (6 months x $29,264.55) (“Abated Monthly Minimum Rent”). If at any time during the Term an Event of Default by Tenant has occurred, any future Abated Monthly Minimum Rent shall be forfeited, and any past Abated Monthly Minimum Rent shall be immediately due and payable from Tenant to Landlord upon demand by Landlord. Tenant shall be obligated to pay all Direct Expenses and any other Additional Rent that accrues during the Abatement Period

(c) Additional Rent. Tenant shall continue to pay to Landlord, as Additional Rent, each year, Tenant’s proportionate share of any Direct Expenses as further set forth in the Lease. There shall be no abatement as to any such Additional Rent during the Abatement Period.

4. Landlord’s Work and Landlord’s Improvements.

(a) Landlord’s Work.

(i) Landlord shall, at Landlord’s expense, perform that work described in the Work Letter attached hereto as Exhibit A (“Work Letter”). It is expressly understood and agreed that Landlord’s obligations relating to Landlord’s Work shall be limited to the scope of work described in the Work Letter and shall in no event include any work not described therein and shall not include the performance, procurement and/or installation of any other work, fixtures or equipment. Further, Landlord shall be responsible for costs and expenses related to Landlord’s Work, as described in the Work Letter attached to this Amendment, up to the amount of $279,178.00 (“Landlord’s Contribution”).

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(ii) Notwithstanding anything to the contrary set forth in the Lease, this Eleventh Amendment, or the Work Letter, (A) Tenant shall be responsible for any costs and expenses of the Landlord’s Work described in the Work Letter over and above $279,178.00 (“Landlord’s Contribution Cap”), and, except as otherwise set forth in Section 4(a) of the Work Letter, Tenant shall reimburse Landlord for any such amounts within thirty (30) days of receipt of the reasonable and actual invoices relating thereto, and (B) to the extent the Landlord’s Work is completed for less than the Landlord’s Contribution Cap, any excess funds shall be the property of Landlord and not Tenant.

(iii) All Landlord’s Work shall constitute improvements to the Premises and remain the property of the Landlord upon expiration of the Term of the Lease. Landlord shall use commercially reasonable efforts to complete the Landlord Work’s within the Premises within four (4) months after the Effective Date, subject to any force majeure and any Tenant delays. All Landlord’s Work shall be performed in accordance with Landlord’s tenant improvement standards. There shall be no charge for the cost of Landlord’s in-house project manager/construction supervisor.

(b) Additional Landlord Work. In addition to the Landlord’s Work described above, Landlord shall, at Landlord’s expense, complete the following additional work (“Landlord’s Improvements”) within approximately four (4) months after the Effective Date: (i) upgrading all twelve (12) toilets within the Premises; (ii) replacing the five (5) HVAC units that were installed in 1994 and 1997 with new HVAC units from Carrier or York that total no less than 30 tons and replacing the one (1) HVAC split unit with a Carrier or York HVAC unit (collectively, “New HVAC Units”); and (iii) testing and balancing the remaining HVAC Units for the Premises (“Existing HVAC Units”). All replacement Carrier or York HVAC units shall be of equal or better quality in comparison to the present HVAC units. Landlord shall assign any assignable warranties for the New HVAC Units to Tenant.

(c) Exclusions from Landlord’s Work and Landlord’s Improvements. Any data, internet, telecommunications wiring, power poles, drop cords, and security wiring necessary for Tenant’s specific equipment, furniture, or cubicles shall not be part of the Landlord’s Work or the Landlord’s Improvements and shall be provided and installed by Tenant, at Tenant’s expense, if needed.

5. HVAC. Section 8 of the Second Amendment to Lease shall be deleted in its entirety and shall be replaced as follows:

(a) New HVAC Units. Notwithstanding anything to the contrary set forth in the Lease, Tenant shall be responsible for the commercially reasonable costs associated with the repairs and replacements of the New HVAC Units. If a repair or replacement is required of any of the New HVAC Units, Landlord will perform such work. The manner of completing such repair or replacement and the vendor used to perform such work shall be at Landlord’s sole discretion but Landlord agrees to use vendors that are reputable and that shall charge locally competitive, commercially reasonable rates for the services provided. Tenant shall reimburse Landlord the entire amount of the New HVAC Units repair or replacement costs within thirty (30) days of Landlord’s invoice for any repairs or replacements. Should a New HVAC Unit have to be replaced, Landlord will only install Carrier or York HVAC units of equal or better quality.

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(b) Existing HVAC Units. Notwithstanding anything to the contrary set forth in the Lease, Tenant’s costs associated with repairs or replacements of the Existing HVAC Units will be capped at $1,500.00 per calendar year per unit (“Existing HVAC Cost Cap”) provided the following requirements are met (“Existing HVAC Cap Requirements”): (i) that there is no outstanding uncured Event of Default by Tenant, (ii) the reason for any such repair or replacement of such HVAC was not caused by the negligence or willful misconduct of Tenant, and (iii) such HVAC has not already been replaced by Landlord since the Effective Date. If a repair or replacement is required of any Existing HVAC Unit, Landlord will perform such work. The manner of completing such repair or replacement and the vendor used to perform such work will be at Landlord’s sole discretion. Provided all Existing HVAC Cap Requirements have been met, Tenant shall reimburse Landlord up to the Existing HVAC Cost Cap within thirty (30) days of Landlord’s invoice for any repairs or replacements made to any Existing HVAC. The HVAC preventive maintenance contract is currently included in the Direct Expenses. This cost will not be applicable to the $1,500.00 Existing HVAC Cost Cap. In the event any of the Existing HVAC Cap Requirements have not been met, Tenant shall reimburse Landlord the entire amount of the Existing HVAC Units repair or replacement cost even if such costs exceed $1,500.00 per calendar year within thirty (30) days of Landlord’s invoice for any repairs or replacements.

6. Restoration.

(a) Notwithstanding anything to the contrary set forth in the Lease or any other prior agreements or communications between Landlord and Tenant, on or prior to the termination or expiration of the Lease, Tenant shall (i) remove (at Tenant’s expense) all Tenant installed furniture, fixtures, trade fixtures, equipment, and other personal property (collectively, “Removed Property”) and all components associated with such Removed Property from the Premises and restore all piping, electrical, gas, and plumbing back to the point of connections with the mains, and (ii) remove the nitrogen tank situated at the Premises and restore all piping, electrical, gas, and plumbing back to the point of connections with the mains.

(b) In addition, Landlord may (i) require Tenant (at Tenant’s expense) to remove any Tenant installed generators and restore the space where such removed generator or generators were located back to its original condition or (ii) require Tenant to leave behind such generator or generators in their current position. Landlord may require Tenant to remove some but not all of the generators in accordance with this Section.

(c) Except as modified herein, Tenant’s restoration obligations shall be as otherwise set forth in the Lease.

7. Assignment of Lease / Sublease. Tenant shall have the right to sublease the Premises and assign the Lease with Landlord’s consent as further set forth in Section 13.01 of the original Lease.

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8. Relocation Right. Section 9.02 (Relocation of Tenant) of the original Lease shall be deleted in its entirety. Notwithstanding anything to the contrary set forth in the Lease, Landlord shall not have any relocation rights with respect to Tenant or the Premises.

9. Renewal Options.

(a) Provided that there is no outstanding uncured Event of Default and Tenant is still in possession of the Premises, Tenant shall have two (2) options to extend the Term for a period of five (5) years each (each, an “Extended Term”). The notice to extend the Term (“Extension Notice”) shall be given by Tenant to Landlord in writing on or prior to September 1, 2029 for the first option to extend and on or prior to September 1, 2034 for the second option to extend (failure to give such notice being an absolute bar to any rights on the part of Tenant to extend). September 1, 2029 and September 1, 2034 shall be referred to as the “Extension Option Deadline,” as applicable.

(b) The Monthly Minimum Rent for the first year of each Extended Term shall be the lower of (i) the Monthly Minimum Rent for the last month of the Term (or the last month of the Extended Term) multiplied by 1.03 or (ii) the fair market monthly rental value (“Fair Market Monthly Rental Value”). Fair Market Monthly Rental Value means the annual basic rent for each year of the relevant period for which, on the terms and conditions of this Lease, a willing tenant would pay and a willing landlord would accept, in arm’s length bona fide negotiations taking into consideration all relevant factors. Fair Market Monthly Rental Value will not include the cost of improvements or alterations to the Premises which were paid for by Tenant and not reimbursed by Landlord but shall take into account other improvements in the Premises and the tenant improvement allowances, rent concessions, and rent abatements given to tenants of similar size.

(c) If Landlord and Tenant are unable to agree upon the Fair Market Monthly Rental Value rate as indicated in option 9(b)(ii) above before the applicable Extension Option Deadline, then Tenant may withdraw its Extension Notice before such Extension Option Deadline. If Landlord and Tenant, after using diligent and good faith efforts, do not agree on a Fair Market Monthly Rental Value before the applicable Extension Option Deadline, and Tenant does not timely withdraw its Extension Notice before such Extension Option Deadline, the parties shall then provide each other with their respective determinations of the Fair Market Monthly Rental Value within ten (10) days after the Extension Option Deadline. If the two determinations differ by less than two percent (2%), the Fair Market Monthly Rental Value will be the average of the two determinations. If Landlord’s and Tenant’s determinations of Fair Market Monthly Rental Value differ by two percent (2%) or more, then the Fair Market Monthly Rental Value will be determined pursuant to (d) of the below section.

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(d) If Landlord’s and Tenant’s determinations of Fair Market Monthly Rental Value differ by two percent (2%) or more and agreement cannot be reached relative to the new Fair Market Monthly Rental Value, Landlord and Tenant shall each appoint one disinterested appraiser having the qualifications set forth herein within ten (10) days after each party has delivered its determination of the Fair Market Monthly Rental Value to the other party. Each such appraiser must be a Member of the Appraisal Institute (MAI) and have at least ten (10) years of experience appraising multi-tenanted office buildings in North Carolina as a MAI appraiser. If either Landlord or Tenant fails to appoint an appraiser within such ten (10) day period, the appraiser appointed by Landlord or Tenant, as the case may be, shall appoint an appraiser having the qualifications set forth herein. As promptly as possible, but in no event later than fifteen (15) days after the appointment of both appraisers, the appraisers shall notify Landlord and Tenant in writing of their determination of the Fair Market Monthly Rental Value. The Fair Market Monthly Rental Value so selected by the two appraisers will constitute the Fair Market Monthly Rental Value for the relevant period and will be binding upon Landlord and Tenant. If the two appraisers are unable to agree as to the Fair Market Monthly Rental Value, but their determinations differ by less than five percent (5%), the Fair Market Monthly Rental Value will be the average of the determinations of the two appraisers. If the two appraisers’ determinations differ by five percent (5%) or more, then the two appraisers shall, promptly agree upon and appoint a third appraiser having the qualifications set forth herein. The third appraiser shall, within fifteen (15) days of appointment, determine which of the two initial appraisers determination of Fair Market Monthly Rental Value is the closest to the actual Fair Market Monthly Rental Value, taking into account the requirements of this Section, and shall notify Landlord and Tenant thereof. The Fair Market Monthly Rental Value selected by the third appraiser will constitute the Fair Market Monthly Rental Value for the relevant period and will be binding upon Landlord and Tenant. Upon the determination of the Fair Market Monthly Rental Value, Landlord and Tenant shall promptly execute an instrument setting forth the amount of such Fair Market Monthly Rental Value.

(e) If Tenant becomes obligated to pay Rent for the Extension Period prior to the determination of Fair Market Monthly Rental Value pursuant to this Section 9, Tenant shall commence paying Rent in an amount equal to the monthly installment for the month immediately prior to the Extension Period. Within ten (10) business days of the determination of Fair Market Monthly Rental Value, Tenant shall pay to Landlord the difference, if any, between the Rent paid by Tenant pursuant to this Section 9 and the determined Fair Market Monthly Rental Value for such period. Each party shall pay the fees and expenses of the appraiser appointed by such party and one-half of the other expenses of any appraisal proceeding, including, if applicable, the fees and expenses of a third appraiser.

10. Right of First Refusal.

(a) Provided that there is no outstanding uncured Event of Default by Tenant, subject to the rights of any existing tenants (and excepting any renewals or extension of any current tenants or their successors, assigns, or sublessors to such space), Tenant shall have the ongoing right of first refusal to lease any adjacent space to the Premises that becomes available during the Term (“Expansion Space”). Prior to accepting any offers for any Expansion Space, Landlord shall provide Tenant with a copy of the first written proposal to lease any Expansion Space that is given to a bona fide prospective tenant (“Bona Fide Proposal”).

(b) If Tenant desires to lease the Expansion Space under the terms of the Bona Fide Proposal, Tenant must (i) notify Landlord in writing of Tenant’s acceptance of the terms of the Bona Fide Proposal within seven (7) business days of receipt of the Bona Fide Proposal, and (ii) execute a lease amendment incorporating the Expansion Space into the Premises on the terms and conditions contained in the Bona Fide Proposal within fifteen (15) business days of Landlord’s receipt of Tenant’s notice. If Tenant fails to give Landlord notice of Tenant’s acceptance of the terms of the Bona Fide Proposal or fails to enter into a lease amendment within the prescribed time, Tenant’s right to lease the Expansion Space granted in this Section shall be suspended for six (6) months from the time Landlord provided the copy of the Bona Fide Proposal to Tenant and Tenant shall have no further rights with regard to the certain Expansion Space during that period (“Suspension Period”). If the Suspension Period expires and Landlord has not yet leased the Expansion Space to a third party, Landlord will once again give Tenant the next Bona Fide Proposal that it offers to a prospective tenant and the same cycle will repeat until the Expansion Space is leased to a third party, after which Tenant shall have no further rights to such applicable Expansion Space.

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11. Holding Over. Notwithstanding anything to the contrary set forth in the Lease, in the event Tenant shall fail to leave the Premises upon expiration or termination of this Lease without Landlord’s prior written consent, then Tenant shall be a tenant-at-will and Landlord, in addition to all other remedies available to it hereunder, shall have the right to receive monthly, as rents for all the time Tenant shall so retain possession of the Premises, or any part thereof, an amount equal to One Hundred Fifty Percent (150%) of the Monthly Minimum Rent and Additional Rent due and payable during the last full calendar month of the Term as applied to such period.

12. Security Deposit. Landlord and Tenant acknowledge that Landlord was holding a security deposit of $33,917.50 immediately prior to the Effective Date. Simultaneously upon the execution of this Eleventh Amendment, Tenant shall deposit with Landlord an additional amount of $11,168.67 so that the total security deposit being held by Landlord after the Effective Date shall be $45,086.17, which amount shall be held and disbursed in accordance with the terms of the Lease.

13. Brokerage. Tenants represent to Landlord that Tenant has not entered into any agreements with any brokers in connection with this Eleventh Amendment other than Cushman & Wakefield of North Carolina LLC (“Tenant’s Broker”). Tenant shall indemnify, hold harmless and agree to defend Landlord, its members, principals, partners, officers, directors, employees and agents and the respective principals, officers and directors of any such agents from and against any and all claims of any brokers claiming to have represented Tenant in connection with this Eleventh Amendment other than Tenant’s Broker. Landlord and Tenant acknowledge that Lee & Associates Raleigh Durham, LLC (“Landlord’s Broker”) represents Landlord and any commission due to Landlord’s Broker is Landlord’s responsibility.

14. No Options or Inducements; Condition of Premises. Tenant acknowledges and agrees that, as of the Effective Date and notwithstanding anything to the contrary set forth in the Lease or this Eleventh Amendment, Tenant shall have no extension, renewal, termination or other options whatsoever with regard to the Premises or under the Lease other than the Renewal Options (as described in Section 9 of this Eleventh Amendment), the Right of First Refusal (as described in Section 10 of this Eleventh Amendment), the First Termination Option (as described in Section 21(a) of this Eleventh Amendment), and the Second Termination Option (as described in Section 21(b) of this Eleventh Amendment). Tenant further acknowledges and agrees that Tenant is not and shall not be entitled to any allowances, concessions, upfit work or other inducements of any kind in connection with the Premises or under the Lease except for the Abated Monthly Minimum Rent (described in Section 3(b) of this Eleventh Amendment) and the Landlord’s Work (as described in Section 4(a) of this Eleventh Amendment) and the Landlord’s Improvements (as described in Section 4(b) of this Eleventh Amendment). In the latter regard, Tenant acknowledges and agrees that from and after the Effective Date, apart from any of the Landlord’s Work and Landlord’s Improvements remaining incomplete and the Existing HVAC Cost Cap, Landlord is leasing the Premises to Tenant “as is” and without any obligation on the part of Landlord to alter, remodel, improve or decorate the Premises or any part thereof.

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15. Acknowledgment of Non-Existence of Claims and Waiver. Tenant acknowledges that as of the Effective Date, there are no claims by Tenant against Landlord arising under the Lease. Tenant releases and discharges Landlord, and its successors and assigns, from any demands for injuries or damages of any kind or nature arising out of or related to the Lease or the Premises that occurred on or prior to the Effective Date.

16. Binding Effect. This Eleventh Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

17. Governing Law. This Eleventh Amendment shall be construed and interpreted under, and governed and enforced according to, the laws of the State of North Carolina. The parties hereto hereby submit to the jurisdiction of the courts of the State of North Carolina in the event of any action or dispute arising hereunder.

18. Authority. Landlord and Tenant warrant and represent that the individual executing this Eleventh Amendment on behalf of such entity is authorized to execute and deliver this Eleventh Amendment and to make it a binding obligation of Landlord and Tenant. This Eleventh Amendment shall be binding upon the respective parties hereto, and their successors and assigns.

19. Entire Agreement. The Lease Agreement dated June 12, 2004, as well as all subsequent Amendments, as noted in the Recitals to this Eleventh Amendment and this Eleventh Amendment contain the entire agreement of Landlord and Tenant with respect to the premises consisting of approximately 24,906 sq. ft. known as Suite 400 located in the building situated at 133 Southcenter Court, Morrisville, North Carolina 27650.

20. Miscellaneous.

(a) This Eleventh Amendment may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. Such counterparts may be transmitted electronically, and any such electronically transmitted counterparts shall be deemed to be an original executed counterpart. To the extent any terms of this Eleventh Amendment conflict with any terms of the Lease, the terms of this Eleventh Amendment shall control.

(b) Section 4.01 of the original Lease Agreement is hereby amended to allow persons to bring service animals onto the premises to the extent required by law, including the Americans With Disabilities Act.

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21. Termination Options.

(a) First Termination Option. Tenant shall have the irrevocable right to terminate the Lease (“First Termination Option”) on November 30, 2025 (“First Termination Date) provided all of the following conditions exist (“First Termination Option Conditions”):

(i) Tenant notifies Landlord in writing on or after December 1, 2024 and on or prior to March 31, 2025 (“First Termination Deadline”) that Tenant desires to exercise the First Termination Option;

(ii) The sole reason for Tenant’s exercise of the First Termination Option is related to: a) the merger or sale of Tenant’s business; b) the sale of substantially all of the Tenant’s assets in its pharma solutions business; or c) the entire stock or membership interest in Tenant to an unrelated third party (any of the above being defined as “Business Sale”);

(iii) At the time of Tenant’s exercise of the First Termination Option, no Event of Default exists by Tenant (beyond any applicable notice and cure period);

(iv) Tenant delivers to Landlord $683,579.00 (by wire transfer or certified check) and proof of the Business Sale (i.e., Affidavit from the CEO of Tenant), together with the written notice of Tenant exercising the First Termination Option;

(v) No Event of Default exists by Tenant (beyond any applicable notice and cure period) as of the First Termination Date; and

(vi) Tenant shall pay the Monthly Minimum Rent, Additional Rent, and any other charges due through the First Termination Date in accordance with the terms of the Lease.

(b) Second Termination Option. Tenant shall have the irrevocable right to terminate the Lease (“Second Termination Option”) on November 30, 2027 (“Second Termination Date) provided all of the following conditions exist (“Second Termination Option Conditions”):

(i) Tenant notifies Landlord in writing on or after December 1, 2026 and on or prior to March 31, 2027 (“Second Termination Deadline”) that Tenant desires to exercise the Second Termination Option;

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(ii) The sole reason for Tenant’s exercise of the Second Termination Option is related to the Business Sale.

(iii) At the time of Tenant’s exercise of the Second Termination Option, no Event of Default exists by Tenant (beyond any applicable notice and cure period);

(iv) Tenant delivers to Landlord $478,849.00 (by wire transfer or certified check) and proof of the Business Sale (i.e., Affidavit from the CEO of Tenant), together with the written notice of Tenant exercising the Second Termination Option;

(v) No Event of Default exists by Tenant (beyond any applicable notice and cure period) as of the Second Termination Date; and

(vi) Tenant shall pay the Monthly Minimum Rent, Additional Rent, and any other charges due through the Second Termination Date in accordance with the terms of the Lease.

(c) Failure to Meet Termination Option Conditions. In the event any of the First Termination Option Conditions are not met, Tenant’s First Termination Option shall be null and void and of no further force and effect. In the event any of the Second Termination Option Conditions are not met, Tenant’s Second Termination Option shall be null and void and of no further force and effect.

(d) Termination Options Personal to Tenant. Notwithstanding anything to the contrary contained in this Section 21, the First Termination Option and the Second Termination Option (i) are personal to Interpace Pharma Solutions, Inc., while Tenant under the Lease, (ii) may only be exercised by Interpace Pharma Solutions, Inc., and (iii) may not be exercised by any other party or entity other than Interpace Pharma Solutions, Inc.

(Signature pages follow)

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Landlord and Tenant have executed this Eleventh Amendment as of the Effective Date.

LANDLORD:

Southport Business Park Limited Partnership,
a North Carolina limited partnership

By:	Southport Business Park Investors Corporation,
Its General Partner

By:
Richard G. Sullivan, Vice President

TENANT:

Interpace Pharma, Solutions, Inc. (f/k/a Interpace
BioPharma, Inc.), a Delaware corporation, a wholly
owned affiliate of Interpace Biosciences, Inc., a
Delaware corporation

By:

Name:	Jack Stover

Title:	President and CEO

ACKNOWLEDGEMENT AND CONSENT OF GUARANTOR:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned guarantor of the Lease hereby acknowledges and consents to the terms of this Eleventh Amendment and reaffirms its obligations under that certain Guaranty of Lease dated July 15, 2019 in favor of Landlord.

GUARANTOR:

Interpace Biosciences, Inc.
(f/k/a Interpace Diagnostics Group, Inc.),
a Delaware corporation

By:

Name:

Title:

Date:

EXHIBIT A

WORK LETTER

1. Description of Landlord’s Work. Landlord, at Landlord’s expense, shall furnish all labor and materials to construct and complete in a good and workmanlike manner, in a turnkey condition ready for fixturing, the work (“Landlord’s Work”) described in the plans attached hereto as Schedule 1, Schedule 2, Schedule 3, and Schedule 4 (“Plans”) for the Premises. Landlord shall supervise and direct all Landlord’s Work, using Landlord’s contractors. Landlord shall be solely responsible for all construction means and methods, techniques, sequences and procedures, and for coordinating all portions of the Landlord’s Work. Upon request of Landlord, Tenant shall promptly move all of Tenant’s furniture, fixtures, equipment, and personal property so that the same does not interfere with the Landlord’s Work.

2. Permits. Landlord, at Landlord’s expense, shall make application to all relevant governmental agencies for any necessary building permits, licenses and other grants of authority, which may be required in connection with the construction of the Landlord Work.

3. Change Orders. Any changes to the Plans desired by Tenant shall be requested in writing. Landlord agrees to use Landlord’s reasonable, good faith efforts to incorporate any Plans changes requested in writing by Tenant and to notify Tenant immediately of any cost increase or potential delay which may result if such changes are incorporated into the Landlord’s Work, based on the information provided by Landlord’s architect and Landlord’s general contractor. Landlord shall not be required to incorporate any changes to the Plans requested by Tenant unless Tenant approves in writing and agrees to pay to Landlord the actual cost increase (including any associated architectural, engineering and general conditions costs and expenses) caused by such changes; provided the total amount of the Landlord’s Work with such requested changes exceeds $279,178.00 (“Landlord’s Contribution Cap”).

4. Change Order Payment by Tenant.

(a) Tenant’s Contribution. In the event Tenant requests a change order that, in Landlord’s reasonable opinion, Landlord believes will increase the total net cost of the Landlord’s Work more than $25,000.00 in the aggregate (“Major Change Order”) above the Landlord’s Contribution Cap, Landlord may invoice Tenant (at Landlord’s option), and Tenant shall pay to Landlord such reasonable amount requested by Landlord relating to such Major Change Order within five (5) days after receipt by Tenant of a written demand that includes supporting invoices for such Major Change Order (“Tenant’s Contribution”). If Tenant fails to timely pay such Tenant’s Contribution within five (5) days after demand by Landlord, Landlord shall not be required to make the requested change in the Plans by Tenant and Landlord may continue forward with the Landlord’s Work. (For clarity, in the event Tenant’s first change order increases the total net cost by $20,000.00, Tenant’s second change order increases the total next cost by $4,000.00, and Tenant’s third change order increases the total net cost by $2,000.00, the Major Change Order “trigger” would occur only upon Tenant’s third change order whereby Landlord may require Tenant to reimburse Landlord within five (5) days after demand (as outlined above) for the full $26,000.00 amount. In addition, any further change orders thereafter would automatically be Major Change Orders since the $25,000.00 threshold had already been met).

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(b) Tenant’s Underpayment. If the total cost of the Landlord’s Work exceeds the sum of the Landlord’s Contribution and the Tenant’s Contribution, Tenant shall pay any remaining funds due to Landlord within thirty (30) days of receipt by Tenant of a written demand that includes supporting invoices and receipts.

(c) Tenant’s Overpayment. If the total cost of the Landlord’s Work is less than the sum of the Landlord’s Contribution and the Tenant’s Contribution, Landlord shall refund Tenant that portion of the Tenant’s Contribution that was unused by Landlord as part of the Landlord’s Work within thirty (30) days after such Landlord’s Work is complete (with any punch list items completed) and Tenant has accepted the Landlord’s Work “as is”. In no event shall Tenant be entitled to any refund above the Tenant’s Contribution.

5. Landlord’s Contribution. The Landlord’s Contribution is to be used for the Landlord’s Work, including but not limited to electrical, HVAC, plumbing, and wall changes, paint, fire alarm system changes, floor coverings, etc. The Landlord’s Contribution may also be used for architectural, engineering, and project management work related to the Landlord’s Work, but shall not be used for Tenant’s trade fixtures (unless otherwise indicated in Schedule 1, Scope of Work), equipment, security systems, telephone, or data systems. All costs in excess of Landlord’s Contribution shall be paid by Tenant, no matter what the reason for the increased cost of the Landlord’s Work over the Landlord’s Contribution (which includes, but is not limited to, changes made by officials such as the building inspector or fire marshal, quick shipping items, etc.). If the Landlord Work will require changes to be made to the building in which the Premises are located, Tenant agrees that the actual costs, provided that they are commercially reasonable, shall be applied against the Landlord’s Contribution Cap and that Tenant will reimburse Landlord for such charges that exceed the Landlord’s Contribution Cap within thirty (30) days after receipt of a written demand that includes supporting invoices and receipts.

6. Landlord representative and Tenant representatives. During the construction of the Landlord’s Work, Stephanie Mesnard (phone: 919-460-1107 and email: smesnard@gid.com) shall be Landlord’s contact and William Finger (phone: 919-314-7319 and email: bfinger@interpace.com) shall be Tenant’s contact.

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Schedule 1

Scope of Work

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Schedule 2

Floor Plan – as of the Effective Date (see below)

Floor Plan after Landlord Work is complete (see below)

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Schedule 3

Landlord Work – cabinetry, electrical, safety, shower, and sink locations

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Schedule 4

Landlord Work – cabinetry, electrical, safety, shower, and sink locations

Bench
Bench
water

3
Drop ceiling
wall of port
B
120 D
120 D
120 D
120 D
B
120 D
120 D
120 D
120 D
120 D
120 D
1
120 D
120 D
120 D
120 D
120 D
K
S
120 D
120 D

Shower - S
Sink - K
120V on generator -120
220V dedicated on generator - 220D
220V on generator - 220D
~~Internet - B~~

Note: Any internet, data, telecommunications shall be at the cost of Interpace and is not a part of the Landlord's Teannt Improvement Work.

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